Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports dated April 23, 2009, with respect to the financial statements of the Wells Fargo Advantage 100% Treasury Money Market Fund and Wells Fargo Advantage Heritage Money Market Fund, each a fund of Wells Fargo Funds Trust as of February 28, 2009, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 16, 2010